Exhibit 99.1

[HOS Logo]

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802
05-024

For Immediate Release		Ken Dennard, Managing Partner DRG&E / 713-529-6600

Hornbeck Offshore Announces

Pricing Of Public Equity Offering

September 30, 2005 – Covington, Louisiana – Hornbeck Offshore Services, Inc. (NYSE: HOS) announced today that it priced its public offering (the “Offering”) of 6,100,000 shares of its common stock at $35.35 per share, for total gross proceeds of $215.6 million before underwriting discounts, commissions and offering expenses. This represents an increase over the 4,750,000 share offering announced September 26, 2005. In addition to the shares to be offered by the Company, the Offering will include an additional 2,000,000 shares to be sold by a selling stockholder, and the underwriters have a 30-day option to purchase up to 1,215,000 additional shares of common stock from the Company at the same price per share. Hornbeck Offshore’s latest stock closing price of $36.10 on the New York Stock Exchange was up $1.90, or 5.6%, over last Friday’s close prior to the announcement of the Offering. The Offering is expected to close on October 5, 2005, subject to customary conditions.

The Company intends to use the proceeds from the Offering, as well as the proceeds from its concurrent private placement of additional 6.125% senior notes, to partially fund the construction of new OSVs, ocean-going tugs and ocean-going, double-hulled tank barges and the retrofit or conversion of certain existing vessels, including MPSVs. In addition, the combined proceeds may be used in connection with possible future acquisitions and additional new vessel construction programs, as well as for general corporate purposes. Pending these uses, the Company will repay debt under its revolving credit facility, which may be reborrowed.

Goldman, Sachs & Co. and Jefferies & Company, Inc. acted as joint book-running managers for the Offering. Lehman Brothers, Bear, Stearns & Co. Inc., Johnson Rice & Company L.L.C., Simmons & Company International, Hibernia Southcoast Capital, Inc. and Pritchard Capital Partners LLC acted as co-managers. Copies of the prospectus and related prospectus supplement may be obtained from Goldman, Sachs & Co., 85 Broad Street, New

York, NY 10004, (212) 902-1171. Electronic copies of the prospectus and prospectus supplement are available from the Securities and Exchange Commission’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels in the U.S. Gulf of Mexico, Trinidad and other select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges, primarily in the northeastern U.S. and in Puerto Rico. Hornbeck Offshore currently owns and operates a fleet of over 50 U.S.-flagged vessels primarily serving the energy industry.

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about Hornbeck Offshore’s plans and intentions. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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